As filed with the Securities and Exchange Commission on August 31, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFIC CAPITAL BANCORP

(Exact name of registrant as specified in its charter)

California	95-3673456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 Anacapa St.

Santa Barbara, CA 93101

(805) 564-6405

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PACIFIC CAPITAL BANCORP

2005 DIRECTORS’ STOCK PLAN

(Full Title of the Plan)

Frederick W. Clough, Esq.

Senior Vice President & General Counsel

Pacific Capital Bancorp

1021 Anacapa St.

Santa Barbara, CA 93101

(805) 564-6405

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William T. Quicksilver, Esq.

Mercedes G. Salomon, Esq.

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, CA 90064

(310) 312-4000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share (including associated preferred share purchase rights)	150,000	$29.79	$4,468,500.00	$525.94
(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of shares of Common Stock as may become available under the Registrant’s 2005 Directors’ Stock Plan, as a result of the adjustment provisions thereof.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq National Market on August 29, 2005.

EXPLANATORY NOTE

This registration statement on Form S-8 registers 150,000 shares of common stock, no par value per share, including the associated preferred share purchase rights, (the “Common Stock”) of Pacific Capital Bancorp (the “Registrant”) for issuance pursuant to the Registrant’s 2005 Directors’ Stock Plan (the “Stock Plan”), and such indeterminate number of shares as may become available under the Stock Plan as a result of the adjustment provisions thereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*	The information required by Part I of Form S-8 is included in documents provided to participants in the Stock Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated in this registration statement by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 30, 2005;

•	Our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2005 and August 9, 2005;

•	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 27, 2005, February 2, 2005, April 26, 2005, June 17, 2005, June 21, 2005, July 15, 2005, July 15, 2005, July 19, 2005, July 22, 2005, July 26, 2005, July 27, 2005, August 1, 2005 and August 25, 2005;

•	Our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 21, 2005;

•	The description of Pacific Capital’s common stock contained in the Registration Statement on Form 8-A filed April 29, 1983, including any amendment or report filed to update such description; and

•	The description of Pacific Capital’s preferred share purchase rights contained in the Registration Statement on Form 8-A filed December 17, 1999, including any amendment or report filed to update such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 317 of the California General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

The Registrant’s Board of Directors has resolved to indemnify the officers and directors of the Registrant to the full extent permitted by Section 317 of the California General Corporation Law, and the Sixth Article of its Certificate of Restatement of Articles of Incorporation and Section 5.3 of its Amended and Restated Bylaws authorize the registrant to provide for indemnification of officers and directors to the same extent. This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the registrant, to the extent permitted by the California General Corporation Law, and permits the Registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the California General Corporation Law.

In addition, the Registrant maintains a directors’ and officers’ liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
4.1	Pacific Capital Bancorp 2005 Directors’ Stock Plan

4.2	Form of Stock Option Agreement

4.3	Form of Restricted Stock Agreement

5.1	Opinion of General Counsel of the Registrant

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of General Counsel of the Registrant (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page)

Item 9. Undertakings.

A.	The undersigned hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement—notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Barbara, State of California, on the 31st day of August, 2005.

PACIFIC CAPITAL BANCORP

By:	/s/ WILLIAM S. THOMAS, JR.
Name:	William S. Thomas, Jr.
Title:	President, Chief Executive Officer and Director

Each person whose signature appears below appoints William S. Thomas, Jr. and Donald Lafler, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 31st day of August, 2005.

Signature	Title
/s/ EDWARD E. BIRCH	Chairman of the Board and Director
Edward E. Birch

/s/ WILLIAM S. THOMAS, JR.	President, Chief Executive Officer and Director (Principal Executive Officer)
William S. Thomas, Jr.

/s/ DONALD LAFLER Donald Lafler	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ D. VERNON HORTON	Vice Chairman of the Board and Director
D. Vernon Horton

/s/ CLAYTON C. LARSON	Vice Chairman of the Board and Director
Clayton C. Larson

/s/ RICHARD M. DAVIS	Director
Richard M. Davis

/s/ RICHARD S. HAMBLTON	Director
Richard S. Hambleton, Jr.

/s/ ROGER C. KNOPF	Director
Roger C. Knopf

/s/ ROBERT W. KUMMER, JR	Director
Robert W. Kummer, Jr.

/s/ JOHN MACKALL	Director
John Mackall

/s/ GERALD T. MCCULLOUGH	Director
Gerald T. McCullough

/s/ RICHARD A. NIGHTINGALE	Director
Richard A. Nightingale

/s/ KATHY J. ODELL	Director
Kathy J. Odell

EXHIBIT INDEX

Exhibit No.	Description
4.1	Pacific Capital Bancorp 2005 Directors’ Stock Plan.*

4.2	Form of Stock Option Agreement.**

4.3	Form of Restricted Stock Agreement.**

5.1	Opinion of General Counsel of the Registrant.**

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.**

23.2	Consent of General Counsel of the Registrant (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page).**

*	Filed as Addendum B to the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 21, 2005.
**	Filed herewith.